Exhibit 99.1

  New York Community Bancorp, Inc. Announces Board Retirements And Appointments

    WESTBURY, N.Y.--(BUSINESS WIRE)--Nov. 28, 2003--New York Community Bancorp, Inc. (NYSE: NYB), the holding company for New York Community Bank, today announced the retirement of two of its directors, Howard
C. Miller and Anthony E. Burke, and the appointment of two new directors, Michael J. Levine and the Honorable Guy V. Molinari.
    Mr. Miller will retire on December 31, 2003 after 61 years of service to the Bank. Upon his retirement, Mr. Miller will spend more time at his home in Florida.
    Mr. Burke will be retiring as Director and as Senior Executive Vice President of the Company and the Bank to spend more time with his recently expanded family. Following his retirement at the end of the year, Mr. Burke will continue his involvement with the Bank, serving as Treasurer and Director of the Richmond County Savings Foundation; as a director of Peter B. Cannell & Co., Inc., a Bank subsidiary; and as a member of the Richmond County Savings Bank Divisional Board.
    Commenting on the retirements, President and Chief Executive Officer Joseph R. Ficalora stated, "It is with genuine appreciation of their unique dedication and service, and of their significant contributions to the success of the Company, that we announce the retirements of Howard Miller and Anthony Burke. We wish Howard and Tony well in all of their endeavors in the months and years ahead.
    "At the same time, we are pleased to announce the appointments of Michael J. Levine and the Honorable Guy V. Molinari to the Board of Directors, effective January 1, 2004," Mr. Ficalora continued. "Mr. Levine has been a member of the Queens County Savings Bank Divisional Board since November 30, 2000, and served on the Board of Directors of the Company and the Bank from that time until July 31, 2001. As President of Norse Realty Group, Inc. and Affiliates, and as a certified public accountant with the firm of Levine & Schmutter, Mr. Levine brings significant expertise to our Board of Directors and to the Mortgage and Real Estate Committee of the Board."
    "Mr. Molinari is, of course, a well known leader on Staten Island," Mr. Ficalora continued, "having served as its Borough President for 12 years until his retirement on December 31, 2001. In addition, Mr. Molinari served as New York State Assemblyman from 1975 through 1980, as United States Congressman from 1981 to 1989, and as Chairman of the Federal Home Loan Bank of New York from 1990 to 1994. Since joining our Richmond County Savings Bank Divisional Board in January 2002, Mr. Molinari has been an effective representative of the Company on Staten Island; he will continue to be instrumental in promoting and guiding the Bank as a member of our Board."
    Messrs. Levine and Molinari will complete the three-year terms of office to which Messrs. Miller and Burke were respectively elected and appointed in 2001.
    New York Community Bancorp, Inc. is the holding company for New York Community Bank, and the third largest thrift in the nation, based on current market capitalization. The Bank currently serves its customers through a network of 147 banking offices in New York City, Nassau, Suffolk, and Westchester counties, and New Jersey, and operates through seven community divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank. In addition to operating the largest supermarket banking franchise in the New York metropolitan region, with 52 in-store branches, the Bank is one of the leading producers of multi-family mortgage loans in New York City. Additional information about the Company and the Roslyn merger is available at www.myNYCB.com.


    CONTACT: Investor Relations:
             New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420